Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE

President

Tel: 703/925-5590

Email: max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES INCREASE IN SIZE OF BOARD OF DIRECTORS

RESTON, Va., June 18, 2013 – Learning Tree International (NASDAQ: LTRE) announced today an increase in the size of the Company’s Board of Directors from seven to eight members, and the appointment of Mary C. Collins as a Class I Director to fill the new board seat. Mrs. Collins will stand for re-election at the next annual shareholder meeting along with the other Class I directors.

Mary Collins, age 57, previously worked for the Company from September 1975 to February 2007, in various capacities most recently serving as the Chief Administrative Officer and Corporate Secretary. Since February 2007, she has served on the Board of various charitable organizations while running the day to day operations of a 2,500 acre farm. Since 2012, Mrs. Collins has served as a paid consultant on special projects for the Company. “We feel that Mary brings a deep understanding of Learning Tree’s business and operations and is well qualified to serve as a Board member” said Nominating and Governance Committee Chairman Mathew Juechter. Mary Collins is married to Dr. David Collins, Chairman and CEO of the Company and together they control approximately 32% of the Company’s outstanding shares.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, the company’s web-based, remote-attendance platform. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Cautionary Statement Regarding Forward Looking Statements

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree's actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree's business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree's Annual Report on Form 10-K (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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Release Summary: Learning Tree International announced today an increase in the size of the Company’s Board of Directors from seven to eight members.

1-888-THE-TREE (843-8733) | www.learningtree.com